Exhibit 99.1

Sinoenergy Corporation Provides Updated Earnings Guidance
for Fiscal Years 2008 and 2009

BEIJING, July 15 /Xinhua-PRNewswire-FirstCall/ -- Sinoenergy Corporation (OTC Bulletin Board: SINE) (“Sinoenergy” or the “Company”), a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment and a designer, developer and operator of retail CNG filling stations in the People’s Republic of China, today provided updated net income guidance for fiscal years 2008 and 2009.

Sinoenergy expects net income for fiscal year 2008, ending September 30, 2008, to be $10 million - $12 million, and net income for fiscal year 2009, ending September 30, 2009, to be $18 million - $20 million. The high ends of these estimates mean a year-on-year net income increase of about 102.0% from fiscal year 2007 to 2008, and about 66.7% from fiscal year 2008 to 2009.

Following the recent 1-for-2 reverse stock split of the Company’s common stock on July 9, 2008, the total number of outstanding common shares became 15,709,033. Basic and diluted Earnings Per Share (EPS) for fiscal year 2008 are expected to be from $0.64 to $0.76 and $0.55 to $0.60 respectively. Looking forward to fiscal year 2009, basic and diluted EPS are expected to be from $1.15 to $1.27 and $0.95 to $1.00.

“As reflected by our updated guidance, we remain confident that Sinoenergy will deliver very strong growth in both net income and earnings per share during fiscal years 2008 and 2009. During the first six months of fiscal year 2008, our year-on-year net income grew by 252% to $5.2 million, primarily because of the excellent performance of our manufacturing business, and we are confident that this strong growth trend will be sustained in the second half of fiscal year 2008,” said Mr. Bo Huang, CEO of Sinoenergy.

“Although development of our retail CNG filling station business lagged behind our original schedule because of the complexity of local government approval processes, we are encouraged by our recently announced new station openings and believe that increased gasoline prices will result in more support for opening retail CNG filling stations from local government authorities. We believe our retail CNG filling station business will make a significant financial contribution to our Company throughout fiscal year 2009.”

About Sinoenergy

Sinoenergy is a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment as well as a developer and operator of retail CNG stations in China. In addition to its CNG related products, the Company manufactures a wide variety of pressure containers for use in different industries, including the design and manufacture of various types of pressure containers in the petroleum and chemical industries, the metallurgy and electricity generation industries and the food and brewery industries.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, future changes in the wholesale and retail price for CNG for vehicles in China; changes in policy by the national, provincial and municipal government of the PRC regarding CNG prices, the CNG vehicle industry, the construction and operation of retail CNG filling stations and related issues; the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; the future trading of the common stock of the Company; the ability of the Company to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For more information, please contact:

Sinoenergy Corporation
Mr. Anlin Xiong, Vice President
Tel:   +86-10-8493-2965 x860
Email: anlinxiong@sinoenergycorporation.com
Web:   http://www.sinoenergycorporation.com

CCG Elite Investor Relations Inc.
Mr. Crocker Coulson, President
Tel:   +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com
Web:   http://www.ccgir.com